Exhibit 99.1

Inotiv, Inc. Shareholders Approve Acquisition of Envigo

WEST LAFAYETTE, IN, November 4, 2021 – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced that, at a special meeting of shareholders (the “Special Meeting”) held today, Inotiv shareholders approved, among other matters, an increase in the Company’s authorized shares and the issuance of Inotiv common shares to the stockholders and option holders of Envigo RMS Holding Corp. (“Envigo”) in connection with the acquisition of Envigo by merger of Envigo with a newly formed, wholly owned subsidiary of the Company. Approval of these matters by the Inotiv shareholders was a condition to the closing of the acquisition.

Robert Leasure, Jr., the Company’s President and Chief Executive Officer, commented, “We look forward to completing the Envigo transaction, as approved by shareholders, which we believe will position the combined organization as the preeminent, full-spectrum discovery-to-approval solution for drug developers. We are excited about the benefits and value this transaction is expected to bring to our customers, employees and shareholders.”

At the Special Meeting, Inotiv's shareholders also approved proposals to increase the number of shares available for awards under the Company's equity incentive plan and to authorize the issuance of Common Shares issuable upon conversion of the Company’s 3.25% Convertible Senior Notes due 2027. The final voting results will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

The acquisition of Envigo is expected to close in one or two business days, subject to satisfaction of closing conditions.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA

(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com